UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 12, 2005

Cardinal Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-11373	31-0958666
(Commission File Number)	(IRS Employer Identification Number)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

As the Company has previously disclosed, settlement discussions have commenced with the SEC regarding resolution of its investigation with respect to the Company. While these discussions are ongoing, there can be no assurance that the Company’s efforts to resolve the investigation with respect to the Company will be successful, and the Company cannot predict the timing or outcome of these matters or the terms of any such resolution. As a result of the initiation of these discussions, the Company recorded a reserve of $25 million for its fiscal year ended June 30, 2005 in respect of the SEC investigation. Based on the current status of these discussions, the Company expects to record an additional reserve for the second quarter of fiscal 2006 in an amount that is not expected to be material. Unless and until the SEC investigation is resolved, there can be no assurance that the amount reserved by the Company for this investigation will be sufficient and that a larger amount will not be required. Therefore, this reserve will be reviewed on a quarterly basis and adjusted to the extent that the Company determines it is necessary.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibits are filed with this report:

1	Form of Underwriting Agreement between Cardinal Health, Inc. and certain underwriters relating to the proposed issuance of debt securities by Cardinal Health, Inc.

12	Statement regarding computation of ratio of earnings to fixed charges

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of J.P. Morgan Trust Company, National Association (successor trustee to Bank One, N.A., which was formerly known as Bank One, Columbus, N.A.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: December 12, 2005	By:	/s/ Jeffrey W. Henderson
	Name:	Jeffrey W. Henderson
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

1	Form of Underwriting Agreement between Cardinal Health, Inc. and certain underwriters relating to the proposed issuance of debt securities by Cardinal Health, Inc.

12	Statement regarding computation of ratio of earnings to fixed charges

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of J.P. Morgan Trust Company, National Association (successor trustee to Bank One, N.A., which was formerly known as Bank One, Columbus, N.A.)